Calculation of Filing Fee Tables
Table 1: Transaction Valuation
		Proposed Maximum Aggregate Value of Transaction	Fee Rate	Amount of Filing Fee
Fees to be Paid	1	$ 8,115,103,539.88	0.0001381	$ 1,120,695.80
Fees Previously Paid
	Total Transaction Valuation:	$ 8,115,103,539.88
	Total Fees Due for Filing:			$ 1,120,695.80
	Total Fees Previously Paid:			$ 0.00
	Total Fee Offsets:			$ 0.00
	Net Fee Due:			$ 1,120,695.80
Offering Note
[1]	Capitalized terms used below but not defined herein shall have the meanings assigned to such terms in the Agreement and Plan of Merger, dated as of September 21, 2025, by and among Pfizer Inc., Mayfair Merger Sub, Inc. and Metsera, Inc. (i) Title of each class of securities to which the transaction applies: Common stock, par value $0.00001 per share ("Common Stock"), of Metsera, Inc. (ii) Aggregate number of securities to which the transaction applies: As of the close of business on September 29, 2025, the maximum number of shares of Common Stock to which this transaction applies is estimated to be 117,942,732, which consists of: a. 105,292,746 issued and outstanding shares of Common Stock (including 147,624 outstanding shares of Company Restricted Stock) which are entitled to receive the per share merger consideration of up to $70.00 per share (the "Merger Consideration"), which consists of a $47.50 per share cash payment upfront and one contingent value right that could result in additional cash payments of up to $22.50 per share; b. 12,220,686 shares of Common Stock subject to issuance pursuant to outstanding Company Stock Options which are entitled to receive the Merger Consideration; and c. 429,300 shares of Common Stock estimated to be issuable pursuant to Company RSUs that may be granted after September 29, 2025 and prior to the Closing which are entitled to receive the Merger Consideration. (iii) Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): Solely for the purpose of calculating the filing fee, as of the close of business on September 29, 2025, the underlying value of the transaction was calculated as the sum of: a. the product of 105,292,746 shares of Common Stock (including 147,624 outstanding shares of Company Restricted Stock) multiplied by the Merger Consideration of $70.00; b. the product of 12,220,686 shares of Common Stock subject to issuance pursuant to outstanding Company Stock Options multiplied by $58.47 (which is the difference between $70.00 and the weighted average exercise price of $11.53per share); and c. the product of 429,300 shares of Common Stock estimated to be issuable pursuant to Company RSUs that may be granted after September 29, 2025 and prior to the Closing multiplied by the Merger Consideration of $70.00. In accordance with Section 14(g) of the Exchange Act, the filing fee was determined by multiplying the Total Consideration by 0.00013810.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
		Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Fee Offset Sources	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A